                                                                         EX 4(a)


                             As of October 31, 2002


Mr. Myron O. Gray
Wachovia Bank, National Association
1525 West W.T. Harris Boulevard
Equity Services Group, 3C3
Charlotte, NC  28262



    Re: Shareholder Protection Rights Agreement Appointment of Wachovia Bank,
        ---------------------------------------------------------------------
        National Association as Successor Rights Agent
        ----------------------------------------------

Dear Mr. Gray:

         Pursuant to the terms of a Shareholder Protection Rights Agreement dated as of March 21, 2000 and amended as of September 26, 2000 (the "Rights Plan"), The Bank of New York ("BONY") has served as the rights agent for rights issued by International Flavors & Fragrances Inc. ("IFF"). Section 4.4 of the Rights Plan provides that IFF can remove BONY as rights agent and appoint a successor rights agent upon the delivery of notice and satisfaction of the terms and conditions of such section.

         IFF has notified BONY of its removal as rights agent and desires to appoint Wachovia Bank, National Association, acting through the Equity Services Group ("Wachovia") as successor rights agent under the Rights Plan. IFF understands that Wachovia has agreed to accept appointment as successor rights agent under the Rights Plan.

         This letter reflects IFF's appointment of Wachovia as successor rights agent and certain additional assurances between IFF and Wachovia. For purposes of this letter, defined terms that are used but not defined in this letter will have the meanings specified in the Rights Plan.

                  1. IFF hereby appoints Wachovia as successor rights agent under the Rights Plan as of October 31, 2002 (the "Appointment Date"). As of the Appointment Date and in accordance with the provisions of
         Section 4.4 of the Rights Plan, Wachovia will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed. This appointment is based on Wachovia's representation that it (i) is a corporation organized and in good standing, and doing business under the laws of the United States or any state of the United States, (ii) is authorized under such laws to exercise the powers of the rights agent contemplated by the Rights Plan, (iii) is subject to supervision or examination by federal or state authority and

                                                               Mr. Myron O. Gray
                                                          As of October 31, 2002
                                                                          Page 2



         (iv) as of the Appointment Date, has a combined capital and surplus of at least Fifty Million Dollars ($50,000,000).

                  2. As required by Section 4.4 of the Rights Plan, IFF will instruct BONY, as predecessor rights agent, to deliver and transfer to Wachovia any property held by BONY with respect to the Rights Plan as of the Appointment Date and to execute and deliver to Wachovia any further assurance, conveyance, act or deed necessary for Wachovia to assume its duties and responsibilities as successor rights agent. In particular, IFF will instruct BONY to execute and deliver to IFF and Wachovia a letter in the form attached hereto as Exhibit A, in which, among other things, BONY acknowledges its removal as rights agent as of the Appointment Date.

                  3. As required by Section 4.4 of the Rights Plan, IFF will file a notice of the appointment of Wachovia as successor rights agent with BONY and each transfer agent of IFF's common stock, and mail a notice regarding such appointment to each holder of the rights issued under the Rights Plan.

                  4. As an inducement to Wachovia to accept appointment as successor rights agent under the Rights Plan, IFF represents and warrants the following to Wachovia:

                           a. That IFF has supplied a true, correct and complete copy of all documentation with respect to the Rights Plan to Wachovia;

                           b. That, as of the Appointment Date, (i) the Rights Plan is in full force and effect, (ii) none of an Exchange Time, Expiration Time, Flip-in Date, Flip-over Transaction or Event, Redemption Time, Separation Time, Stock Acquisition Date or any other date, event or time that would trigger the separation of the rights from the Common Stock have occurred, and (iii) no event has occurred which would cause an adjustment to the Exercise Price or the number of Rights pursuant to the terms of Section 2.4 of the Rights Plan; and

                           c. That the appointment of Wachovia as successor rights agent has been duly authorized by the Board of Directors of IFF, and that the person executing this letter on behalf of IFF is duly authorized to execute and deliver this letter in the name and on behalf of IFF.

         If this letter accurately sets forth your understanding of our discussions and Wachovia's appointment as successor rights agent under the Rights Plan, please execute the enclosed copy of this letter in the space provided below and return it to me. If this letter does not accurately set forth your understanding of our discussions, please contact me immediately.

                                            Very truly yours,

                                            /S/ STEPHEN A. BLOCK

                                            Stephen A. Block

                                                               Mr. Myron O. Gray
                                                          As of October 31, 2002
                                                                          Page 3


Agreed to as of October 31, 2002, as to (i) acceptance of appointment as successor rights agent under the Rights Plan, and (ii) the accuracy of Wachovia's representations set forth in numbered paragraph 1 above.

Wachovia Bank, National Association

By:  /S/ MYRON O. GRAY
     -------------------------------------
     Myron O. Gray, Vice President

                                                                       Exhibit A
                                                                       ---------

                        [THE BANK OF NEW YORK LETTERHEAD]


                             As of October 31, 2002



Stephen A. Block, Esq.                       Mr. Myron O. Gray
International Flavors & Fragrances Inc.      Wachovia Bank, National Association
521 West 57th Street                         1525 West W.T. Harris Boulevard
New York, New York 10019                     Equity Services Group, 3C3
                                             Charlotte, NC  28262


                     Shareholder Rights Protection Agreement
                     ---------------------------------------

Gentlemen:

         Pursuant to the terms of a Shareholder Protection Rights Agreement dated as of March 21, 2000 and amended as of September 26, 2000 (the "Rights Plan"), The Bank of New York ("BONY") has served as the rights agent for rights issued by International Flavors & Fragrances Inc. ("IFF"). Section 4.4 of the Rights Plan provides that IFF can remove BONY as rights agent and appoint a successor rights agent.

         BONY hereby acknowledges that as of October 31, 2002, IFF has removed BONY as rights agent under the Rights Plan and appointed Wachovia Bank, National Association ("Wachovia") as successor rights agent under the Rights Plan. BONY also acknowledges that it has certain limited continuing obligations under the Rights Plan and, in furtherance of such obligations, agrees that it will promptly deliver and transfer to Wachovia any property held by BONY as of October 31, 2002 in its capacity as rights agent and will execute and deliver any further assurance, conveyance, act or deed necessary to facilitate the appointment of Wachovia as successor rights agent.


                                       Very truly yours,


                                       [NAME AND TITLE OF
                                       BONY SIGNATORY]